CLEANER YOGA MAT, INC.
Financial Statements for the
Three months ended September 30, 2014
(Unaudited)

                Table of Contents

Page
Balance Sheet as of September 30, 2014	F-2
Statement of Operations for the period ended September 30, 2014	F-3
Statement of Changes in Stockholders’ Equity (Deficit) for the period ended September 30, 2014	F-4
Statement of Cash Flows for the period ended September 30, 2014	F-5
Notes to Financial Statements	F-6 to F--9

CLEANER YOGA MAT, INC.
BALANCE SHEETS

September 30, 2014 (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,126
Deferred offering costs	10,000
Inventory	1,720
Total current assets	18,846

TOTAL ASSETS	$18,846

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$9,861
Interest payable	124
Convertible note, net	5,722
Total current liabilities	15,707

Total liabilities	15,707

Stockholders’ equity (deficit)
Common stock (no par value: shares authorized 100,000,000; 10,000,000 shares issued and outstanding	-
Additional Paid-in capital	25,000
Accumulated deficit	(21,861)
Total stockholder’s equity (deficit)	3,139

TOTAL LIABILITIES & EQUITY (DEFICIT)	$18,846

The accompanying notes are an integral part of these Financial Statements.

CLEANER YOGA MAT, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2014 (Unaudited)	Inception Date (May 9, 2014) Through September 30, 2014 (Unaudited)
Net sales	$380	$380
Cost of goods sold	794	794
Gross profit	(414)	(414)

Selling, general and administrative expenses	(5,301)	(20,601)

Income (loss) from operations	(5,715)	(21,015)
Interest expenses	(823)	(846)
Net (loss)	(6,538)	(21,861)

Net (loss) per common shares (basic and diluted)	$(0.00)	$(0.00)

Weighted average shares outstanding
Basic and diluted	10,000,000	10,000,000

The accompanying notes are an integral part of these Financial Statements.

CLEANER YOGA MAT, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Equity (Deficit)
Balance, May 9, 2014	-	$-	$-	$-	$-
Issuance of common stock for cash	10,000,000	-	15,000	-	15,000
Beneficial conversion features			10,000		10,000
Net loss for the period		-	-	(21,861)	(21,861)
Balance, September 30, 2014	10,000,000	$-	$25,000	$(21,861)	$3,139

The accompanying notes are an integral part of these Financial Statements.

CLEANER YOGA MAT, INC.
STATEMENTS OF CASH FLOWS

Inception Date (May 9, 2014) Through September 30, 2014 (Unaudited)
Cash Flows From Operating Activities
Net loss	$(21,861)
Adjustments to reconcile net income to net cash provided from operating activities:
Amortization of debt discount	722
Changes in operating assets and liabilities:
Deferred offering costs	(10,000)
Accounts payable	9,861
Interest payable	124
Inventory	(1,720)
Net cash provided used by operating activities	(22,874)

Cash Flows From Investing Activities
Net cash provided from (used by) investing activities	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	15,000
Proceeds from convertible note	15,000
Net cash provided from financing activities	30,000

Increase (decrease) in cash and cash equivalents	7,126

Cash and cash equivalents at inception date	-
Cash and cash equivalents at end of period	$7,126

The accompanying notes are an integral part of these Financial Statements.

CLEANER YOGA MAT, INC.
NOTES TO FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIE

Business Activity:    Cleaner Yoga Mat, Inc (the "Company") is a Florida corporation incorporated on May 9, 2014. We are a company that engages in the sale of sanitizing solutions for Yoga and Pilates studio as well of conventional gyms of all sizes. We intend to be the sole solution for fitness studios around the world for the sanitization of their equipment. CYM’s focus is to bring its revolutionary sanitizing products to market, to meet an extremely strong need for a green, fast, inexpensive, and effective method to sanitize mats and equipment in the fitness industry.  Leisa Swanson, who is currently our sole officer and director, founded our Company. Our headquarters are located at 1370 Sawleaf, San Luis Obispo CA 93401.

To date, our activities have been limited to formation, the raising of equity capital, and the development of a business plan. We have engaged a legal consulting firm to assist us in registering securities for trading by filing Form S-1 with the U.S. Securities and Exchange Commission and by applying for a listing on the OTC Bulletin Board.  We are now exploring sources of capital.  We anticipate incurring operating losses as we implement our business plan.

Financial Statement Presentation:    The unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end:  The Company has selected December 31 as its fiscal year end.

Use of Estimates:    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents:    The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Revenue recognition and related allowances: Revenue from the sale of goods is recognized when the risks and rewards of ownership have been transferred to the customer, which is usually when title passes. Revenue is measured at the fair value of the consideration received, net of trade discounts and sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management’s evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at September 30, 2014 is $Nil.

Inventories:    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method and are adjusted to actual cost quarterly based on a physical count. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Provisions:  Provisions for warranties are recognized when the Company has a legal or constructive obligation as a result of a past event; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

Warranty:  We record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the limited warranty. Warranty claims are reasonably predictable based on historical experience of failure rates. If actual results differ from our estimates, we revise our estimated warranty liability to reflect such changes. Each quarter, we reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

CLEANER YOGA MAT, INC.
NOTES TO FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Advertising and Marketing Costs:    Advertising and marketing costs are expensed as incurred and were $15,150 during the period May 9, 2014, (Date of Inception) to September 30, 2014.

Beneficial Conversion Feature: From time to time, the Company may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to the Emerging Issues Task Force guidance on beneficial conversion features. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. In accordance with this guidance, the intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income taxes: The Company has adopted SFAS No. 109 – “Accounting for Income Taxes”.  ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes.  Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share : In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At September 30, 2014, the Company has entered into convertible loan agreements whereby the holders may acquire up to 1,500,000 shares of the Company’s common stock, which are anti-dilutive and excluded in the loss per share computation.

New Accounting Pronouncements:    In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-4, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU is effective for interim and annual periods beginning after December 15, 2013 and requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of: a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors; and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. The Company anticipates the adoption of this guidance will have minimal impact on its financial position, results of operations, cash flows or disclosures.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2013 and changes the presentation of unrecognized tax benefits. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

CLEANER YOGA MAT, INC.
NOTES TO FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

New Accounting Pronouncements (continued):

In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU is effective within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. This ASU changes the requirements for reporting discontinued operations. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period. This ASU changes the requirements for revenue recognition. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The guidance eliminates the definition of a development stage entity thereby removing the incremental financial reporting requirements from U.S. GAAP for development stage entities, primarily presentation of inception to date financial information. The provisions of the amendments are effective for annual reporting periods beginning after December 15, 2014, and the interim periods therein. However, early adoption is permitted. Accordingly, the Company has adopted this standard as of September 30, 2014.

2.	GOING CONCERN

The Company has experienced net losses to date, and it has not generated revenue from operations, we will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short term or long term financing or debt financing, to enable the Company to reach profitable operations.

3.	CONVERTIBLE NOTE

(1)	Convertible Note due on May 28, 2014:

On May 28, 2014, the Company entered into a convertible note for cash proceeds of $5,000. The note matures on May 28, 2015 and bears interest at 5% per annum. The holder is entitled, at its option, to convert any or all of the outstanding principal plus accrued and unpaid interest at any time into shares of the Company’s common stock, at $0.01 per share. There is no beneficial conversion feature associated with the convertible note.

(2)	Convertible Note due on September 4, 2015

On September 4, 2014, the Company entered into a convertible note for cash proceeds of $10,000 with Amy Chaffe, the daughter of our sole officer and director. The note matures on September 4, 2015 and bears interest at 5% per annum. The holder is entitled, at its option, to convert any or all of the outstanding principal plus accrued and unpaid interest at any time into shares of the Company’s common stock, at $0.01 per share.

CLEANER YOGA MAT, INC.
NOTES TO FINANCIAL STATEMENTS

3.	CONVERTIBLE NOTE (continued)

(2)	Convertible Note due on September 4, 2015 (cont’d)

The beneficial conversion feature resulting from the discounted conversion price compared to market price was valued on the date of grant to be $10,000 on the note. This value was recorded as a discount on debt and offset to additional paid in capital. Amortization of the discount for the period ended September 30, 2014 was $722, which amount has been recorded as interest expense.

Interest expenses:
	Three Months Ended September 30, 2014	Inception Date (May 9, 2014) Through September 30, 2014
Amortization of debt discount	$722	$722
Interest at contractual rate	101	124
Totals	$823	$846

4.	COMMON STOCK

The Company’s authorized common stock consists of 100,000,000 shares with no par value.

At inception, the Company issued 10,000,000 shares of common stock at $0.0015 per share for cash totaling $15,000.

5.	OFFERING EXPENSES

The Company proposes to file a Form S-1 Registration Statement to offer to the public up to 6,000,000 common shares at ten cents ($0.10) per share. The $10,000 in costs relating to such Registration Statement will be charged to capital, if such offering is successful. If the offering is not successful, the costs will be charged to expense. Presently the costs are reflected on the Balance sheets of the Company as Deferred offering costs.

6.	RELATED PARTY TRANSACTIONS

During the period May 9, 2014, (Date of Inception) to September 30, 2014, the Company issued 10,000,000 shares of common stock for $15,000 to the Company’s sole director and officer.

The Company entered into a Convertible Note of $5,000 (ref Note 3(1)) on May 28, 2014 with a company controlled by the daughter of our sole officer and director.

The Company entered into a Convertible Note of $10,000 (ref Note 3(2)) on September 4, 2014 with a company controlled by the daughter of our sole officer and director.

7.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.